Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169205

PROSPECTUS SUPPLEMENT
(Prospectus dated October 1, 2010)

Investors Real Estate Trust

Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan

The following information updates and supplements the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan prospectus dated October 1, 2010.

Change of Plan Administrator, Transfer Agent and Registrar.  Effective September 12, 2011, the Plan Administrator, transfer agent and registrar for the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan will be American Stock Transfer & Trust Company, LLC. Investors Real Estate Trust will continue to serve as Plan Administrator, Transfer Agent and Registrar through September 9, 2011.

Contact information for the Plan Administrator, Transfer Agent and Registrar is provided below.

General Inquires to American Stock Transfer & Trust Company, LLC
Attention: Investors Real Estate Trust 6201 15th Avenue Brooklyn, New York 11219 (888)200-3167

Requests for Waivers.  In order to make a Request for Waiver of the maximum monthly amount for voluntary cash contributions, participants should continue to obtain a “Request for Waiver” form by contacting Investors Real Estate Trust at 701-837-4738.  See “Purchase of Shares in Excess of Plan Limits: Waiver of Limitations” on pages 14-17 of the accompanying prospectus.

See “Risk Factors” on page 1 of the accompanying prospectus for certain risks to consider before participating in the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan or before purchasing common shares of beneficial interest of Investors Real Estate Trust.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 6, 2011.